                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FORM 4                                      Filed  pursuant  to  Section  16(a)  of  the          OMB APPROVAL
------                                      Securities  Exchange  Act of  1934,  Section          ------------
/ / Check this box if no longer             17(a) of the Public Utility Holding Company           OMB Number      3235-0287
    subject to Section 16. Form 4           Act of 1935 or Section 30(f) of the Investment        Expires:        September 30, 1998
    of Form 5 obligations may continue.     Company Act of 1940                                   Estimated average
    See Instruction 1(b).                                                                         burden hours
                                                                                                  per response....0.5


(table continued)


1.   Name and Address of Reporting Person

     Rechler                  Donald                    J.
--------------------------------------------------------------------------------
     (Last)                   (First)                   (Middle)



     c/o Reckson Associates Realty Corp.
     225 Broadhollow Road
--------------------------------------------------------------------------------
                                    (Street)

     Melville, New York  11747
--------------------------------------------------------------------------------
     (City)                   (State)                   (Zip)



2.   Issuer Name and Ticker or Trading Symbol


     Reckson Service Industries, Inc. (RSII)



3.   IRS or Social Security Number of Reporting Person (Voluntary)



4.   Statement for Month/Year

          7/98



5.   If Amendment, Date of Original (Month/Year)




6.   Relationship of Reporting Person to Issuer (Check all applicable)

      X  Director                                      ___ 10% Owner
     ___ Officer (give title below)                    ___ Other (specify below)








7.   Individual or Joint/Group  Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
     ___ Form filed by More than one Reporting Person




                                           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                                 DISPOSED OF, OR BENEFICIALLY OWNED

1.  Title of Security          2. Trans-   3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-      7. Nature
    (Instr. 3)                    action      action          or Disposed of (D)          Securities       ship           of In-
                                  Date        Code            (Instr. 3, 4 and 5)         Beneficially     Form:          direct
                                  (Month/     (Instr. 8)                                  Owned at         Direct         Bene-
                                  Day/                                                    End of           (D) or         ficial
                                  Year)                                                   Month            Indirect       Owner-
                                                                                          (Instr. 3        (I)            ship
                                                                                          and 4)           (Instr. 4)     (Instr. 4)
                                           --------------------------------------------
                                            Code     V       Amount  (A) or    Price
                                                                     (D)
----------------------------  -----------  ------- ------- --------- ------- ----------  --------------  ------------  -------------
Common Stock                    7/9/98        P               79,917    A       $1.03        117,324          D
Common Stock                    7/9/98        P            1,495,000    A       $1.03      1,495,000          I*         By Trusts**
Common Stock                    7/29/98       P               20,000    A       $2.75        137,324          D




====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

                                                                          (Over)


(table continued)


FORM 4 (CONTINUED) TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative        2. Conversion       3. Transaction      4. Transaction      5. Number of Deriv-      6. Date Exer-
   Security                      or Exercise         Date                Code                ative Securities         cisable and
   (Instr. 3)                    Price of            (Month/Day/         (Instr. 8)          Acquired (A) or          Expiration
                                 Derivative          Year)                                   Disposed of (D)          Date (Month/
                                 Security                                                    (Instr. 3, 4, and 5)     Day/Year)

                                                                                                                    Date     Expira-
                                                                                                                    Exer-    tion
                                                                         Code     V           (A)       (D)         cisable  Date
----------------------------  ------------------  ------------------  -------- ---------  ---------- ------------  --------- -------









(table continued)



1. Title of Derivative        7. Title and Amount of        8. Price of         9. Number of      10. Ownership        11. Nature
   Security                      Underlying Securities         of Derivative       Derivative         Form of Deri-        of Indi-
   (Instr. 3)                    (Instr. 3 and 4)              Security            Securities         vative Secu-         rect
                                                               (Instr. 5)          Beneficially       rity:  Direct        Benefi-
                                                                                   Owned at End       (D) or               cial
                                                                                   of Month           Indirect (I)         Owner-
                                                                                   (Instr. 4)         (Instr. 4)           ship
                                                                                                                          (Instr. 4)
                                                 Amount or
                                                 Number of
                               Title             Shares
-----------------------------  ----------------- ----------  -----------------  -----------------  ------------------  -------------








Explanation of Responses:
* The reporting person disclaims beneficial ownership for purposes of Section 16 or for any other purpose.
** The shares are held in trusts for the benefit of persons other than the reporting person.





Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                            /s/ Donald Rechler            8/7/98
                                   ------------------------------------- -------
                                      Signature of Reporting Person       Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2
                                                                 SEC 1474 (8-92)